EXHIBIT 4.59

Appendix 19

Number: 2010 Company (Qing) Jin Zi No. 1001

General Import T/T Finance Agreement

IMPORTANT NOTE: This contract is established based on the principle of equality and voluntariness and unanimity, and all terms of the contract represent the true meaning of both parties. In order to safeguard pledgor’s legitimate rights, the creditor calls the attention of the pledgor to contents in bold.

Party A: Industrial and Commercial Bank of China Limited, Dongguan Qingxi Branch

Residence (address): Qingxi Town. Dongguan City

Principal: Zhang Wenbin

Party B: Dongguan Lite Array Company Limited

Residence (address): Qingxi Town. Dongguan City

Legal representative: John C.K. Sham

Whereas Party B applies to Party A for Import T/T finance service, so both parties make and conclude this agreement after reaching a consensus through equal consultation in order to clarify responsibilities and abide by the credit,.

Article 1, Definition: “General Import T/T Finance Agreement” refers to that Party B entrusts Party A to deal with import settlement, and provides Party A with the guarantee as required by Party A; Party A raises the capital for Party B, and makes the payment on behalf of Party B with this raised capital; Party B undertakes to refund the aforesaid capital to Party A within an agreed period as well as the resulting interest, commissions, fees, default interest, etc..

Under the circumstance above mentioned, all risk of imported goods shall be borne by Party B.

Article 2, This agreement is applicable to all import T/T financing services that Party A provides for Party B within the validity of the agreement, and each service shall be applied by Party B in writing every time, and Party A may decide whether to deal with in accordance with actual situation.

Article 3 Financing rate shall be determined through both parties’ negotiation.

Article 4, The financing period shall be agreed by both parties through the negotiation, and goes by the period specified in the application, and the actual period shall be within the above period.

Article 5, Finance Management: Party A has the right to inspect and supervise Party B’s operation and management, financial activities, supplies and inventory, sales and other issues. Party B shall submit monthly financial statements, related plans and statistical reports to Party A, and help Party A to facilitate the financing management work.

Article 6, To ensure that Party A can recover the financing principal, interest, costs, etc. as scheduled, Party B agrees to provide the property guarantee as required by Party A, and this Guarantee Contract will be signed separately. As required by Party A, Party B shall deposit sales proceeds into the account designated by Party A, and the Account Number is 2010028919200084939. In case Party B can’t refund Party A’s debts (principal, interest and costs and others) on schedule, Party A shall is entitled to be compensated in priority by the disposal income of guaranty. The aforesaid guaranty shall be other articles except of imported goods. Party B may also provide Party A with other guarantee warranty that is approved by Party A. In the event Party B can’t refund Party A’s debts as schedule, the guarantor shall unconditionally assume joint liability of liquidation.

About the maximum guarantee offered by Party B: the name and number of this, maximum guarantee contract are: Maximum Mortgage Contract (number: 2010 Company (Qing) Zhi Zi No. 1003).

The above Guarantee Contract is an integral part of this agreement, and has the same legal effect as this agreement.

Article 7, Repayment: Party B assures Party A of repayment of principal and interest within the time limit stipulated by this contract, and Party B can make repayment in advance and instalment, and the interest after Party B’s repayment shall be calculated and charged according to outstanding balance.

In the event that Party B can not repay on schedule, Party A shall have following rights regardless of any reason:

1. Charge the default interest for overdue debts, and the default interest rate will be higher 40% than the financing interest rate, and the compound interest shall be calculated and charged based on the default interest rate if the default interest is not paid as schedule.

2. Deduct arrears from Party B’s account in accordance with this agreement.

3. Deduct debts from all Party B’s receivables.

4. Dispose the guaranty and require the guarantor to fulfil compensatory obligations.

5. Take any other measures to maintain Party A’s rights and interests under this Agreement.

Article 8, Insurance: Party B shall actively, or as required by Party A, purchase insurance for the above goods in [blank], and Party A shall be the first beneficiary in the policy with the number [blank]. Party A is entitled to directly deduct the principal, interest and expenses of the financing funds from compensation of insurance company.

Article 9, Party B’s representations and warranties and commitments

1. Party B is an economic entity with an independent legal personality established in accordance with laws of the People’s Republic of China;

2. Party B has the qualification and permission to enjoy its rights as the legal person and fulfil its obligations.

3. All information about this finance that Party B provides to Party A is true and real;

4. This financing fund can only be used to pay the above cargo.

5. Party B further assures Party A that, Party B shall not act as follows unless it is approved in writing by Party A:

(1) Providing the guarantee for other economic entities prior to paying off this financing funds (including principal and interest);

(2) Causing, incurring or permitting any possible loss of property income and the right of Party B at present and in the future;

6. Party B promises not to act as follows in any circumstance:

(1) Party B confronts Party A’s creditor’s rights for any reason after Party A makes the payment through the finance;

(2) Damage Party A’s creditor’s right by disputes of basic trade contract;

(3) Mortgage or pledge the goods in above receipts or represented by these receipts to other persons;

(4) Behaviours that will be detrimental to or likely prejudice Party B to fulfil obligations and the responsibilities hereunder.

Article 10, Liability for breach of contract

1. Party B will constitute a breach of contract in case that one of the following circumstances occurs:

(1) Party B makes untrue representations and warranties or violates commitments in this Agreement;

(2) Party B fails to fulfil obligations hereunder;

(3) Party A believes that Party B’s production and operation or credit is changed so as to affect its performance of the obligations and responsibilities under this Finance Agreement;

(4). Party B’s going out of business, dissolution, liquidation, suspending business for rectification, revocation of business license and being revoked or petitioned for bankruptcy;

(5) Party B is involved in major economic disputes or its performance of obligations is adversely affected due to liability accidents caused by the breach of food safety, safety production, environmental protection and other related laws, regulations or industry standards;

(6) Party B defrauds Party A’s funds or credit by the use of false contracts with associated parties and without the actual transaction, or defrauds Party A’s claims through the associated transactions;

(7) The guarantee under the agreement is changed to be not conducive to Party A, and Party B fails to provide other guarantee in accordance with Party A’s requirements:

(8) Other cases that may cause significant adverse impact on Party B’s performance of obligations under this Agreement.

2. In case of Party B’s breach of contract, Party A is entitled to take one or more of the following remedies:

(1) Requiring Party B to correct the breach of contract;

(2) Stopping to grant the financing that has not been granted;

(3) Announcing that all outstanding amounts are immediately due, and Party B must immediately repay the financing and bear the corresponding liability for breach;

(4) Other measures specified by relevant laws and regulations and the agreement or necessary measures that are treated by Party A.

The above measures don’t affect any right of Party A in the Agreement. In this regard, Party B unconditionally gives up the right of defense.

Article 11, Party A’s financing expires (including the announcement of earlier maturity), but Party B fails to refund the payment according to the agreement, then Party A is entitled to deduct the corresponding amount for the settlement from Party B’s domestic / foreign currency account opened in Party A or other branches of Industrial and Commercial Bank of China, till all Party B’s payables are paid off completely.

If there are different currencies between the deducted payment and the Agreement, then it shall be commutated based on the exchange rates applicable to Party A at the deduction date. The interest, other costs and the difference caused by the FX fluctuation generated between the deduction date and payment date (it refers to the date when the deducted payment is commutated to the currency in the contract according to the national FX management policies and Party B’s debt is actually paid off) shall be borne by Party B.

Article 12, Party A is entitled to provide information relating to this Contract and other relevant information of Party B to the Credit System of the People’s Bank of China or other Credit Databases established by law for inquiry and use by qualified organizations or individuals in accordance with specifications of relevant laws and regulations, and requirements of financial supervisory institution. Party A also has the right to inquire the relevant information about Party B through the credit system of the People’s Bank of China or other credit databases established by law for the establishment and performance of the contract.

Article 13, Give up: during the implementation of the agreement, Party A’s failure to exercise, or delay in exercising any right under the agreement should not be deemed a waiver of rights, and will not affect any obligation under the contract assumed by party B.

Article 14, Amendments and supplementary to the Agreement: the agreement can be amended and supplemented with the written approval of Party A and B. All amendments and supplementary signed by both parties constitute an integral part of this agreement, and the amended agreement will replace the relevant content of the original contract after entering into effect. The supplemental agreement binds on both parties when entering into effective.

Article 15, Dispute resolution

About disputes arising from Party A and B’s implementation of the contract, they shall be settled firstly by both parties’ negotiation; if the negotiation fails, then they shall be settled by the following No.2 way;

1, They are arbitrated in     [blank]     by the China International Economic and Trade Arbitration Commission according to arbitration rules for financial disputes which are effective when the arbitration application is submitted;

2. They are settled through the litigation in the court in Party A’s location.

During the litigation or arbitration, the terms without disputes in the agreement shall still be performed.

Article 16, Change of relevant parties: Party B shall inform Party A in advance in case of the merger, separation or restructuring. In cased of merger or capital reduction in Party B, Party A is entitled to require Party B to pay off the debt or be guaranteed; in case of separation in Party B, the separated company shall bear joint and several liability.

Article 17, “Import T/T Financing Application” of this Agreement is an integral part of this Agreement, and all of its terms have the same legal effect as this Agreement.

Article 18, This Agreement in duplicated, Party A and B hold one copy respectively, they enter into the effect at the signing date and are valid for one year, and are terminated on September 14, 2011: the import T/T financing service handled before the termination and obligations that are not fulfilled completely shall still be bound by this agreement.

Article 19, Other items agreed by both parties

Loans under this agreement shall not be used for stocks, futures and other securities investments, and Party B shall not change the usage of loans without purpose.

Party A (official seal): Industrial and Commercial Bank of China Limited, Dongguan Qingxi Branch

Principal (authorized agent): /s/ Zhang Wenbin

Party B (official seal): Dongguan Lite Array Company Limited

Legal representative (authorized agent): /s/ Sham Shu Qin

Date of issue: September 15, 2010

Witness: